Exhibit 5.1

[Letterhead of Schiff Hardin & Waite]

Schiff Hardin & Waite

6600 Sears Tower

Chicago, Illinois 60606

312-258-5500

June 13, 2003

Illinois Power Company

500 S. 27th Street

Decatur, Illinois 62525-1805

Ladies and Gentlemen:

We have acted as special Illinois counsel to Illinois Power Company, an Illinois corporation (the “Company”), in connection with its filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission on June 13, 2003 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration and issuance of $550,000,000 aggregate principal amount of the Company’s 11½% Mortgage Bonds due 2010 (the “New Bonds”), to be offered in exchange for $550,000,000 aggregate principal amount of the Company’s outstanding unregistered 11½% Mortgage Bonds due 2010 (the “Outstanding Bonds”), which were previously issued in an offering exempt from registration under the Securities Act, all as further described in the Registration Statement.

The New Bonds will be issued pursuant to the General Mortgage Indenture and Deed of Trust dated as of November 1, 1992 (the “General Mortgage Indenture and Deed of Trust”), between the Company and BNY Midwest Trust Company, as trustee, and a Supplemental Indenture dated as of December 15, 2002 and filed as Exhibit 4.15 to the Registration Statement (the “Supplemental Indenture”) (the General Mortgage Indenture and Deed of Trust, and all indentures supplemental thereto, including the Supplemental Indenture, are collectively referred to herein as the “Mortgage”).

We have examined the Registration Statement and the exhibits thereto (including the Supplemental Indenture), and such other documents, corporate records and instruments, and we have examined such laws and regulations, in each case as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original counterparts, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In rendering the opinion in this letter, we have assumed, without independent investigation or verification, the continued exemption of the contemplated transactions from the requirements of the Public Utility Holding Company Act of 1935, as amended. In addition, in rendering the opinion in this letter, we have assumed, without independent investigation or verification, that each party to each of the documents executed in connection with the issuance of

Illinois Power Company

June 13, 2003

the New Bonds, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing the same, (d) has properly executed and delivered each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from, and made all filings with, any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinion we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of its respective obligations under, the documents executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company, and (iii) that the execution and delivery by the Company of, and performance by it of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority (except that we do not make the assumption set forth in this clause (iii) with respect to those laws, rules and regulations of the State of Illinois and the United States of America, in each case, that, in our experience, are normally applicable to transactions of the type provided for by the documents executed, but without our having made any special investigation with respect to any other laws, rules or regulations).

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when (i) the Registration Statement shall have become effective and no stop order shall have been issued by the Securities and Exchange Commission relating thereto, and (ii) the New Bonds shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Mortgage in exchange for the Outstanding Bonds, as contemplated in the Registration Statement, the New Bonds will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

A. The opinion with respect to the legality, validity, binding nature and enforceability of the New Bonds is subject to (i) applicable laws relating to bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally, whether now or hereafter in effect, (ii) the application and enforcement of general principles of equity, including, without limitation, principles of materiality, commercial reasonableness, laches, good faith and fair dealing (regardless of whether the application and enforcement of such principles is sought or considered in a proceeding in equity or at law), (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (iv) the power of the courts to award damages

Illinois Power Company

June 13, 2003

in lieu of equitable remedies, and (v) securities laws and regulations and public policy underlying such laws and regulations with respect to rights to indemnification and contribution.

B. The foregoing opinion is limited to the laws of the State of Illinois and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

The opinion expressed in this letter is as of the date of this letter only and as to the laws covered hereby only as they are in effect on that date. The foregoing opinion is limited to the matters expressly set forth in this letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this letter.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

SCHIFF HARDIN & WAITE

By:	/s/ ROBERT J. REGAN

Robert J. Regan